Exhibit 10.2
January 1, 2007
Richard J. Giromini
     Re: Amendment to Executive Employment Agreement
Dear Dick:
     Reference is made to that certain Executive Employment Agreement dated June 28, 2002 (the “Employment Agreement”) by and between Wabash National Corporation (the “Company”) and Richard J. Giromini (the “Executive”). In connection with the Executive’s assumption of the office of Chief Executive Officer of the Company effective January 1, 2007, the Company and the Executive desire to amend the Employment Agreement by means of this letter agreement dated January 1, 2007 (the “Amendment”). Accordingly, in consideration of the mutual covenants and agreements set forth herein and in the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company and the Executive agree as follows:
     1. Section 2. The first sentence of Section 2 (Title; Capacity) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
The Executive shall serve as President and Chief Executive Officer of the Company and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board of Directors.
     2. Section 3.1. The first sentence of Section 3.1 (Salary) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
The Company shall pay the Executive , in bi-weekly installments, an annual base salary of not less than six hundred and twenty thousand dollars ($620,000) during the Employment Period (the “Base Salary”).
     3. Section 3.3. The first sentence of Section 3.3 (Bonus Compensation) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
The Executive shall be eligible for an annual incentive bonus (“Bonus”), which is targeted at eighty percent (80%) of his Base Salary and which may range from zero percent (0%) to one hundred sixty percent (160%) of his Base Salary.
     4. Section 3.5. The third sentence of Section 3.5 (Fringe Benefits) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
In addition to and notwithstanding the foregoing, the Company shall pay to Executive during his employment an additional sum (which the Company and the Executive currently estimate to be approximately $49,190 annually) to enable Executive to participate in an executive life insurance program of his choosing that provides a benefit upon death equal to four times his current Base Salary.
     5. Change of Control. The Company and the Executive agree that in the event of a Change of Control and a qualifying termination: (a) the Executive may be eligible for certain payments and benefits pursuant to Section 5.4 of the Employment Agreement and may be eligible for certain payments and benefits pursuant to an executive change of control program or plan adopted by the Company; (b) the Executive shall receive payments and benefits pursuant to either Section 5.4 of the Employment Agreement or the executive change of control program or plan, and in no circumstances shall he receive payments and benefits pursuant to both Section 5.4 of the Employment Agreement and the executive change of control program or plan; and (c) if the Executive is eligible for payments and benefits pursuant to both Section 5.4 of the Employment Agreement and the executive change of control program or plan, then the Executive shall select whether to receive the payments and benefits provided by Section 5.4 of the Employment Agreement or the executive change of control program or plan. Nothing in this Amendment shall affect the Company’s right to amend, alter, or discontinue any executive change of control program or plan that it has adopted or may adopt.
     6. Deletion of Certain Provisions. The Company and the Executive agree that the following provisions in the Employment Agreement have been fully satisfied by the Company and the Executive, no longer apply to the Company or the Executive, no longer are binding or have any further force or effect, and are hereby deleted from the Employment Agreement:
Section 3.2 (Signing Bonus),
The third sentence of Section 3.3 (Bonus Compensation),
Section 3.4 (Stock Awards),
Section 3.7 (Relocation Expenses), and
Section 10 (Attorney’s Fees).
     7. No Good Reason. The Company and the Executive agree that neither the Executive’s assumption of the office of Chief Executive Officer nor any of the amendments to or deletions from the Employment Agreement provided for in this Amendment shall be grounds for the Executive to terminate his employment with Good Reason pursuant to Section 4.3 of the Employment Agreement.
     8. Miscellaneous Provisions.
     (a) Terms used herein with initial capitalization and not otherwise defined shall have the meaning set forth in the Employment Agreement.
     (b) This Amendment shall amend the Employment Agreement only as expressly set forth herein.

     (c) The rights and obligations of the Company and the Executive in this Amendment shall be assignable and delegable to the same extent as their respective rights and obligations in the Employment Agreement are assignable and delegable.
     (d) This Amendment shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought.
     (e) This Amendment shall be governed by and construed in accordance with the laws of the State of Indiana (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
     (f) This Amendment constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof, there being no representations, warranties or commitments with respect to the subject matter hereof except as set forth herein.
     (g) This Amendment and the amendments to and deletions from the Employment Agreement set forth herein shall be effective as of January 1, 2007.
* * *
     Dick, please indicate your agreement to the terms set forth in this Amendment by signing below and returning the original to me.

Sincerely,

William Greubel
Executive Director
Wabash National Corporation
AGREED:

Richard J. Giromini	Date